Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:    MICHAEL J. KOSS

OCTOBER 8, 2007	(414) 964-5000

Koss Q1 Sales Dip 5% on Sluggish Shipments to Europe

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone company, has announced results for its first quarter for the period ending September 30, 2007. Net sales for the first quarter of the Company’s fiscal year dipped 5% to $12,637,606 compared to $13,325,099 for the same period one year ago. Net income fell 21% from $1,693,680 to $1,335,674. First quarter diluted earnings per share were $0.36 compared with $0.45 one year ago.

“After five years of solid growth in Europe we planned for a slowdown there this year,” Michael J. Koss, President and CEO told employees at a meeting here today. “Total export sales plans were exceeded for the first quarter, but shipments to Europe fell 30% below the record levels we reported last year.”

Koss went on to explain that shipments to Asia and South America were up, as well as to several key U.S. retailers.

“The U.S. performed better than expected in several retail channels,” Koss said. “Our domestic retail business was up in the mass market and at superstores. Unfortunately, the U.S. improvements at retail were not strong enough to offset the reductions in Europe and in the automotive industry.”

Net income slipped by 21% as a result of the lower sales performance. Koss also stated that expenses relating to new product development and legal fees for patents and trademark issues coupled to impact profit negatively.

“Reports in the press pertaining to this holiday season are worrisome,” Michael Koss said. “In addition, many large U.S. retailers have initiated price cutting promotions in recent weeks in response to concerns over a variety of mixed back-to-school sales and general economic reports. These actions make us wary of some potential for sluggish re-orders on tighter than usual inventory levels for the coming holiday season.”

Koss went on to say that Europe was not a stranger to the same phenomenon citing concerns raised by European distributor customers over growing credit tightening that would negatively affect their ability to re-stock their inventory.

“We are mindful of these economic issues and the affect that they can have on our customers at home and around the world,” Koss said.

Koss will pay a dividend of $0.13 cents per share on October 15, 2007, to shareholders of record on September 28, 2007.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

Three Months Ended September 30	2007	2006
Net Sales	$12,637,606	$13,325,099
Cost of goods sold	7,845,626	7,729,555
Gross profit	4,791,980	5,595,544
Selling, general and administrative expense	2,784,026	2,932,801
Income from operations	2,007,954	2,662,743
Other income (expense)
Royalty income	131,250	81,249
Interest income	50,440	32,538
Interest expense	0	0
Income before income tax provision	2,189,644	2,776,530
Provision for income taxes	853,970	1,082,850
Net income	$1,335,674	$1,693,680
Earnings per common share:
Basic	$0.36	$0.46
Diluted	$0.36	$0.45
Dividends per common share	$0.13	$0.13

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